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                                                                    Exhibit 8.4
                                                                    -----------


                                                June 11, 1998



Chase Manhattan Bank USA, National Association
802 Delaware Avenue
Wilmington, Delaware 19801

The Chase Manhattan Bank
270 Park Avenue
New York, New York 10017


           Re:      The Issuance and Sale of $258,000,000.00
    of Class A-1 5.588% Asset Backed Notes, $195,000,000.00
    of Class A-2 5.747% Asset Backed Notes, $325,000,000.00
    of Class A-3 5.800% Asset Backed Notes, $283,900,000.00
                    of Class A-4 5.850% Asset Backed Notes, and $32,889,211.45
    of 6.000% Asset Backed Certificates by
                    Chase Manhattan Auto Owner Trust 1998-C
                    -----------------------------------------------------

Ladies and Gentlemen:

                  We have acted as tax counsel ("Federal Tax Counsel") for Chase Manhattan Bank USA, National Association, a national banking association organized under the laws of the United States (the "Seller"), in connection with the issuance and sale of (i) $258,000,000.00 of Class A-1 5.588% Asset Backed Notes, (ii) $195,000,000.00 of Class A-2 5.747% Asset Backed Notes, (iii) $325,000,000.00 of Class A-3 5.800% Asset Backed Notes, (iv) $283,900,000.00 of
Class A-4 5.850% Asset Backed Notes (collectively, the "Notes") and (v) $ 32,889,211.45 of 6.000% Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"), by Chase Manhattan Auto Owner Trust 1998-C, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), pursuant to: (a) with respect to the Notes, the Indenture, dated as of June 1, 1998 (the "Indenture"), between the Trust and Norwest Bank Minnesota, National Association, as trustee (the "Indenture Trustee"); and (b) with respect to the Certificates, the Amended and Restated Trust Agreement, dated as of June 1, 1998 (the "Trust Agreement"), between the Seller and Wilmington Trust Company, as owner trustee (the "Owner Trustee"). The Securities will

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                                      -2-                        June 11, 1998


be offered for sale to investors pursuant to the Prospectus Supplement dated June 11, 1998 (the "Prospectus Supplement") to the Prospectus dated February 6, 1998 (the "Prospectus").

                  All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus Supplement.

                  In delivering this opinion, we have reviewed: (i) the Prospectus, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) the Trust Agreement, (v) the Sale and Servicing Agreement, dated as of June 1, 1998 (the "Sale and Servicing Agreement"), between the Seller and the Trust and (vi) forms of the Securities. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions expressed herein.

                  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us. As to certain matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties set forth in the Indenture, the Trust Agreement and the Sale and Servicing Agreement.

                  On the basis of the foregoing and assuming, with your permission, that (i) the Trust is formed and maintained in accordance with the discussion set forth in the Prospectus and the Prospectus Supplement and is operated in compliance with the terms of the Trust Agreement, (ii) the terms of the Indenture, the Trust Agreement and the Sale and Servicing Agreement are not amended, and (iii) the aggregate amount of the Late Fees received or accrued each year by the Trust on, or with respect to, the Receivables will be equal to, or less than, five percent (5%) of the aggregate amount of the Late Fees and interest or other income accrued or received by the Trust on, or with respect to, the Receivables each such year, we (a) hereby confirm our opinions (the "Prospectus Opinions") set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences" and (b) that, subject to the qualifications set forth therein, the statements set forth in the Prospectus Supplement under the caption "Certain Federal Income Tax Consequences," insofar as such statements purport to constitute summaries of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters discussed therein in all material respects.

                  We express no opinion with respect to the transactions referred to herein and in the Prospectus or the Prospectus Supplement other than as expressly set forth herein. The Prospectus Opinions are not binding on the Internal Revenue Service ("IRS") and the IRS could disagree with the Prospectus Opinions. Although we believe that the Prospectus Opinions would be sustained if challenged, there can be no assurance that this will be the case.

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                                      -3-                         June 11, 1998

                  Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

                  We hereby consent to the use of this opinion for filing as
Exhibit 8.4 to the Registration Statement.


                                Very truly yours,

                                /s/ SIMPSON THACHER & BARTLETT

                                SIMPSON THACHER & BARTLETT